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Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP
OF
LEHIGH GAS PARTNERS LP

        This Certificate of Limited Partnership of Lehigh Gas Partners LP (the "Partnership") is being executed and filed by the undersigned general partner of the Partnership to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.).

Article I

        The name of the limited partnership formed hereby is Lehigh Gas Partners LP.

Article II

        The address of the registered office of the Partnership in the State of Delaware is 1675 South State Street, Suite B, Dover, Kent County, Delaware 19901, and the name of the registered agent of the Partnership at such address for service of process on the Partnership is Capitol Services, Inc.

Article III

        The name and mailing address of the general partner of the Partnership is:

Name	Mailing Address
Lehigh Gas GP LLC	1425 Mountain Drive North Bethlehem, PA 18015

        IN WITNESS WHEREOF, the undersigned general partner of the Partnership has caused this Certificate of Limited Partnership to be executed this 2nd day of December, 2011.

Lehigh Gas GP LLC, its General Partner
By:	/s/ KAREN YEAKEL
Name: Karen Yeakel Title: Authorized Person

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  Exhibit 3.1